Exhibit 99.1

COMPANY PRESS RELEASE

Arête Industries, Inc. Announces Results of Annual Shareholder’s Meeting

For Immediate Release

Wednesday, April 13, 2011

WESTMINSTER, Colorado, April 13, 2011 (Business Wire) Arête Industries, Inc. (OTC-QB: ARET) announced that on April 11, 2011, it held it’s Annual Meeting of Shareholders. For more information on the following proposals, see the Company’s proxy statement dated March 17, 2011, the relevant portions of which are incorporated herein by reference.

In connection with the Annual Meeting, April 11, 2011, tabulated proxies representing 413,878,322 shares, or 83.25%, of the total outstanding shares voted in the following manner:

Proposal 1:    The election of directors.
	FOR	Against
Nominees:
Donald W Prosser	413,852,956	25,366
Charles B Davis	413,852,956	25,366
John Herzog	413,852,956	25,366
Charles L Gamber	413,852,956	25,366
William Stewart	413,852,956	25,366

Proposal 2:  Ratification of the appointment of Ronald R Chadwick PC. as the company’s independent certified public accountants.

413,853,332 shares voting for (representing 83.24%)
          25,000 shares voting against (representing 00.005%)

Proposal 3:  Approval of the reverse split of 100 to 1 of the outstanding  common shares.

413,822,601 shares voting for (representing 83.23%)
          30,121 shares voting against (representing 00.006%)
          25,500 shares abstaining (representing 00.005%)

About the Company

Arête Industries, Inc. is a publicly traded company. The Company is the operator of a gas gathering system and is in the process of buying oil and gas properties in the Rocky Mountain Region of the United States.

Statement as to Forward Looking Statements.

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Arête’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, Arête’s inability to meet the conditions to acquiring its current business including providing financing to provide for servicing current and new contracts; unexpected difficulties encountered in the investment market, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in their businesses that are detailed in their Securities and Exchange Commission (“SEC”) filings.

For Further Information Contact:

Company Contact: Arête Industries, Inc.

Charles Gamber, CEO
Email: info@areteindustries.com

Arête Industries, Inc.
P. O. Box 141
Westminster, Colorado 80036
Voice: 303-427-8688
www.areteindustries.com